Exhibit 99.1

Caterpillar Financial Services Corporation
1Q 2022 Earnings Release
April 28, 2022

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2022 Results
Cat Financial reported first-quarter 2022 revenues of $652 million, an increase of $13 million, or 2%, compared with the first quarter of 2021. First-quarter 2022 profit was $143 million, a $3 million, or 2%, increase from the first quarter of 2021.
The increase in revenues was primarily due to a $36 million favorable impact from returned or repossessed equipment, partially offset by a $29 million unfavorable impact from lower average financing rates.
First-quarter 2022 profit before income taxes was $193 million, a $3 million, or 2%, decrease from the first quarter of 2021. The decrease was primarily due to a $37 million increase in provision for credit losses, partially offset by a $36 million favorable impact from returned or repossessed equipment. The impact of lower average financing rates was mostly offset by lower interest expense.
The provision for income taxes reflected an estimated annual tax rate of 25% in the first quarter of 2022, compared with 27% in the first quarter of 2021.
During the first quarter of 2022, retail new business volume was $2.78 billion, a decrease of $30 million, or 1%, from the first quarter of 2021. The decrease was primarily driven by lower volume in Asia/Pacific and Mining, partially offset by increases in North America and Latin America.
At the end of the first quarter of 2022, past dues were 2.05%, compared with 2.90% at the end of the first quarter of 2021. The decrease in past dues was mostly driven by the North America, Caterpillar Power Finance and EAME portfolios. Write-offs, net of recoveries, were $8 million for the first quarter of 2022, compared with $24 million for the first quarter of 2021. As of March 31, 2022, the allowance for credit losses totaled $357 million, or 1.29% of finance receivables, compared with $337 million, or 1.22% of finance receivables at December 31, 2021. The increase in allowance for credit losses included a higher reserve for the Russia and Ukraine portfolios.
"The Cat Financial team continues to focus on execution of our strategy and supporting our customers with financial services solutions," said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "With strong portfolio health, we continue to deliver solid operational results."

About Cat Financial
Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. For more than 40 years, Cat Financial has provided a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe and Africa. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Kate Kenny, 309-361-9333 or Kenny_Kate@cat.com

STATISTICAL HIGHLIGHTS:

FIRST-QUARTER 2022 VS. FIRST-QUARTER 2021
(ENDED MARCH 31, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2022	2021	CHANGE
Revenues	$652	$639	2%
Profit Before Income Taxes	$193	$196	(2)%
Profit (excluding profit attributable to noncontrolling interests)	$143	$140	2%
Retail New Business Volume	$2,779	$2,809	(1)%
Total Assets at March 31 and December 31, respectively	$32,595	$32,387	1%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) the ongoing global coronavirus pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.